Exhibit 23.3
Consent of Global Law Office
November 16, 2009
Longtop Financial Technologies Limited
Flat A, 10/F., Block 8, City Garden
233 Electric Road, North Point
Hong Kong
Gentlemen:
We hereby consent to the references to us under the headings “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus contained in the Company’s Registration Statement on Form F-3 to be filed by the Company under the United States Securities Act 1933, as amended (the “Securities Act”) with the United States Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.
Yours faithfully,
/s/ Global Law Office
Global Law Office

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